Exhibit 99.2

For Immediate Release

Encore Capital Group Prices $90 Million 3.375% Convertible Senior Note Offering

San Diego, CA, September 13, 2005 – Encore Capital Group, Inc. (Nasdaq: ECPG), a leading consumer accounts receivable management firm, today announced that it has priced a private offering of $90 million aggregate principal amount of 3.375% convertible senior notes due 2010. The base offering was increased from $80 million to $90 million. The offering is being made pursuant to Rule 144A under the Securities Act of 1933. The Company has also granted the initial purchasers an option to purchase up to an additional $10 million aggregate principal amount of notes solely to cover over-allotments. The sale of the convertible notes is expected to close on September 19, 2005, subject to customary closing conditions.

The convertible notes will pay interest semiannually in arrears through maturity at an annual rate of 3.375%. The notes will not be redeemable by the Company prior to maturity. The notes will be convertible beginning on March 19, 2010 or earlier upon the occurrence of certain events into shares of the Company’s common stock at an initial conversion rate of 44.7678 shares per $1,000 principal amount of notes (an initial conversion price of approximately $22.34 per share). The initial conversion price represents a 25 percent premium to the $17.87 per share closing price of the Company’s common stock on the Nasdaq National Market on September 13, 2005. If the Company obtains the required approval of its stockholders, the notes will be convertible into a combination of cash and common stock. In general, following stockholder approval, the holder of each note will receive, upon conversion, cash equal to the lesser of the principal amount of the note or the conversion value of the note and common stock of Encore Capital Group for any conversion value in excess of such principal amount. The Company’s Board has authorized that a stockholder meeting be held to seek this approval as soon as practicable following the closing of the convertible note issuance.

Holders of the notes will have the right to require the Company to repurchase some or all of their notes upon the occurrence of a fundamental change at a price equal to 100% of the principal amount of the notes plus accrued interest. The notes will mature on September 19, 2010.

In connection with the offering, the Company has entered into convertible note hedge and warrant option transactions in respect of Encore Capital Group common stock with affiliates of the initial purchasers of the notes. These transactions will reduce the potential dilution upon future conversion of the notes by providing Encore Capital Group with the option, subject to certain exceptions, to acquire shares from the initial purchasers for delivery upon settlement of conversions of the notes, which offsets the delivery of newly issued shares. This has the economic effect to the Company of increasing the conversion price of the notes to approximately $29.04 per share, representing a 62.5 percent conversion premium to the per share closing price on September 13, 2005. If the initial purchasers exercise their over-allotment option, the Company may enter into additional convertible note hedge and warrant option transactions.

Encore Capital Group, Inc.

The parties to such transactions have advised Encore Capital Group that they have entered into various over-the-counter derivative transactions simultaneously with the pricing of the notes. In addition, the initial purchasers may unwind certain over-the-counter derivative transactions and may continue to purchase and may sell shares of Encore Capital Group common stock or enter into other derivatives in secondary market transactions following the pricing of the notes (including during the cash settlement averaging period relating to the notes, if any). If the Company enters into additional convertible note hedge and warrant option transactions upon an exercise of the initial purchasers’ over-allotment option, the parties to such transactions expect to purchase shares of Encore Capital Group common stock or derivatives linked to common stock simultaneously with and following such transactions.

The Company intends to use the net proceeds from the offering (i) to repay $73.0 million of the amount outstanding under its $200 million revolving credit facility and (ii) to pay the approximately $14.1 million net cost of the convertible note hedge and warrant transaction. The Company will continue to have access to all undrawn amounts in the revolving credit facility for portfolio purchases, selective acquisitions and other general corporate purposes, subject to the underlying covenants and restrictions.

The convertible senior notes and the underlying shares of common stock have not been registered under the Securities Act of 1933, as amended, or any state securities laws, and may not be offered or sold in the United States or to U.S. persons absent registration or an applicable exemption from the registration requirements.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy any securities, nor shall there be any sale of securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Forward Looking Statements

The statements in this press release that are not historical facts, including, most importantly, those statements preceded by, or that include, the words “may,” “believe,” “projects,” “expects,” “anticipates” or the negation thereof, or similar expressions, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Reform Act”). These statements may include, but are not limited to, the issuance of the convertible senior notes, as well as assumptions relating to the offering. For all “forward-looking statements,” the Company claims the protection of the safe harbor for forward-looking statements contained in the Reform Act. Such forward-looking statements involve risks, uncertainties and other factors which may cause actual results, performance or achievements of the Company and our subsidiaries to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.

Encore Capital Group, Inc.

CONTACT:

Encore Capital Group, Inc. (Shareholders/Analysts)

Carl C. Gregory, III 858-309-6961

Carl.gregory@encorecapitalgroup.com

or

J. Brandon Black, 858-309-6963

Brandon.black@encorecapitalgroup.com

Financial Relations Board (Press)

Tony Rossi, 310-854-8317 (Investor Relations)

trossi@financialrelationsboard.com

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